SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): October 14, 2014 (October 7, 2014)

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Florida	001-15931	98-0695811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kuanggong Road and Tiyu Road, 10th Floor,

ChengshiXin Yong She, Tiyu Road,

Xinhua District, Pingdingshan, Henan Province

People’s Republic of China

467000

(Address of principal executive offices and zip code)

+86-3752882999
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On October 7, 2014, Jianhua Lv, the Chairman and Chief Executive Officer of the SinoCoking Coal & Coke Chemical Industries, Inc. (the “Registrant”), exercised his option to purchase acquire 100% of the outstanding shares of Honour Express Limited, a British Virgin Islands company (“Honour Express”), which directly owns 6,694,091 shares of the Registrant’s common stock. Mr. Lv previously beneficially owned such shares of Honour Express, and his October 7, 2014 acquisition changes Mr. Lv’s beneficial ownership of such shares into direct ownership of Honour Express. On July 6, 2009, Mr. Lv and Mr. Shaohua Tan, a Singapore citizen, the owner of 100% of the shares of Honour Express at such time, entered into a Call Option Agreement (“Incentive Option Agreement”). To provide incentives to Mr. Lv in connection with the development of the business of the Registrant’s predecessor, Top Favour Limited, a British Virgin Islands company (“Top Favour”), the Incentive Option Agreement provided that Mr. Lv would be granted the option to receive 100% shares of Honour Express, subject to vesting and certain other contingencies as set forth in the Incentive Option Agreement.

Under the Incentive Option Agreement, Mr. Lv agreed to serve as CEO and Chairman of Top Favour or its successor for not less than a 5 year period; and in anticipation of Mr. Lv’s contributions to Top Favour, its successor and its subsidiaries, if such companies met certain revenue thresholds, Mr. Lv would have the right and option to acquire all the shares of Honor Express at nominal price (the “Option”).

On October 7, 2014, based on the achievement of the revenue thresholds set forth in the Incentive Option Agreement, Mr. Lv exercised the Option and received 100% of the outstanding shares of Honour Express. As a result, Mr. Lv became the sole shareholder of Honour Express. Given the Option and rights in Honour Express prior to exercise, the exercise of the Option neither increases nor decreases Mr. Lv’s previously disclosed beneficial interest in an aggregate of 7,948,168 shares of the Registrant’s common stock, including both personally held shares and shares held by Honour Express.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 14, 2014	SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC.

	By:	/s/ Jianhua Lv
	Name:	Jianhua Lv
	Its:	Chief Executive Officer